Exhibit 10.2.2

SUMMARY OF COMPENSATION FOR THE
COMPANY'S NON-EMPLOYEE DIRECTORS

On March 9, 2016, the Senior Executive Compensation Committee of the board of directors of Employers Mutual Casualty Company (the Company's parent company) in its capacity as administrator of the stock incentive plan, made a small modification to the vesting terms of the restricted stock that will be granted to the directors of the Company on May 19, 2016. Following is an updated summary of the compensation to be paid to non-employee directors, effective as of May 19, 2016 (the date of the Company’s Annual Meeting of Stockholders).

Compensation for non-employee directors includes an annual retainer of $50,000, board and committee meeting attendance fees of $2,000 per meeting, reimbursement of travel and business expenses and an award of 500 shares of the Company's common stock in the form of restricted stock. The restricted stock will vest ratably over a period of three years and is subject to forfeiture upon retirement from the board if the director has not reached the age of 75 years. Upon the attainment of 75 years of age, all unvested shares of restricted stock will vest if the director is still an active director. In addition, the chair of the Board of Directors shall receive an annual fee of $20,000, the chair of the audit committee shall receive an annual fee of $17,000, the chairs of all other board committees shall receive an annual fee of $4,500 and the chairs of each board committee shall receive an additional $1,000 committee meeting fee for each meeting at which such director serves as chair. Non-employee directors are also entitled to receive $1,000 ($1,500 for the chair of the audit committee) for each special audit committee meeting held primarily for the purpose of considering revisions to the Company's operating income guidance for the year, $2,000 and reimbursement of travel and business expense for each day that they attend an approved educational program or seminar, $2,000 for each webinar and similar computer-based educational program attended lasting more than two hours, and $250 for each webinar and similar computer-based educational program attended lasting two hours or less. The non-employee directors are also eligible to participate in Employers Mutual Casualty Company’s Non-Employee Director Stock Purchase Plan. Under this plan, directors are allowed to purchase the Company’s common stock in an amount up to 100 percent of their annual retainer at a price equal to 75 percent of the fair market value of the common stock on the purchase date.